Exhibit 99.1

October 14, 2014

Liberty Interactive Corporation Announces Distribution Ratio and Ex-Dividend Date for Stock Dividend

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Interactive Corporation ("Liberty Interactive") (Nasdaq: QVCA, QVCB, LVNTA, LVNTB) today announced that, in connection with the previously announced reattribution from the QVC Group to the Liberty Ventures Group of certain of its digital commerce businesses and the related dividend of Liberty Ventures common stock to the holders of QVC Group common stock, Liberty has determined that the final per share dividend ratio is 0.14217 of a Series A Liberty Ventures share for each share of Series A QVC Group common stock and 0.14217 of a Series B Liberty Ventures share for each share of Series B QVC Group common stock, in each case, outstanding as of 5:00 p.m., New York City time, October 13, 2014, which was the record date for the dividend. Cash will be paid in lieu of fractional shares. In addition, Liberty Interactive has been informed that the ex-dividend date for the QVC Group common stock will be October 15, 2014. As previously announced, the distribution date for the dividend will be 5:00 p.m., New York City time, on October 20, 2014.

About Liberty Interactive Corporation

Liberty Interactive Corporation operates and owns interests in a broad range of digital commerce businesses. Those interests are currently attributed to two tracking stock groups: the QVC Group (formerly referred to as the Liberty Interactive Group) and the Liberty Ventures Group. The businesses and assets attributed to the QVC Group (Nasdaq: QVCA, QVCB) consist of Liberty Interactive's subsidiary, QVC, Inc., and its interest in HSN, Inc., and the businesses and assets attributed to the Liberty Ventures Group (Nasdaq: LVNTA, LVNTB) consist of all of Liberty Interactive Corporation's businesses and assets other than those attributed to the QVC Group, including its interest in Expedia, its subsidiaries Provide Commerce, Inc., Backcountry.com, Inc., Bodybuilding.com, Inc., Commerce Technologies, Inc., LMC Right Start, Inc. and Evite, Inc., and minority interests in Time Warner, Time Warner Cable, Lending Tree and Interval Leisure Group.

Liberty Interactive Corporation
Courtnee Ulrich
720-875-5420

Source: Liberty Interactive Corporation